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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 333-3772

                      CHARTER COMMUNICATIONS SOUTHEAST, LLC
                      -------------------------------------
              CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

  12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131 (314) 965-0555
  ----------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)

                          11-1/4% Senior Note due 2006
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ ]
         Rule 12g-4(a)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)       [ ]
         Rule 12h-3(b)(1)(i)        [ ]
         Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12h-3(b)(2)(ii)       [ ]
         Rule 15d-6                 [X]

Approximate number of holders of record as of the certification or notice date: 1
     --
Pursuant to the requirements of the Securities Exchange Act of 1934 CHARTER COMMUNICATIONS SOUTHEAST, LLC and CHARTER COMMUNICATIONS SOUTHEAST CAPITAL CORPORATION have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATED:  March 17, 1999               BY:   /s/ Marcy A. Lifton
                                           -------------------
                                           Marcy A. Lifton
                                           Vice President and Senior Counsel